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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-29133

                            SUN ASSET HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                          1966 NORTH JOHN YOUNG PARKWAY
                            KISSIMMEE, FLORIDA 34741
                                 (407) 847-2623
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  COMMON STOCK
            (Titles of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(i)   [ ]
        Rule 12g-4(a)(1)(ii)  [ ]               Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(ii)  [ ]               Rule 12h-3(b)(2)(ii)  [ ]
                                                Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:
51.



Pursuant to the requirements of the Securities Exchange Act of 1934, Sun Asset Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  May 21, 2005            SUN ASSET HOLDINGS, INC.


                                    By: /s/ Charles C. Frey
                                        ----------------------------------------
                                    Name:  Charles C. Frey
                                    Title: President and Chief Executive Officer